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Exhibit 10.15

Agreement ref: TRM 001

SUPPLEMENTAL AGREEMENT

        This agreement ("Supplement") is supplemental to the Agreement identified above ("Agreement") made between TRM (ATM) LIMITED ("TRM") and NCR LIMITED ("NCR"). The parties agree that they will be bound by the provisions of the Agreement as varied and/or supplemented by this Supplement. Terms used in this Supplement will have the meanings attributed to them in the Agreement. References to clauses and subclauses are to clauses and sub-clauses of this Supplement unless expressed to the contrary.

1.    PURPOSE OF AGREEMENT

  1.1
  NCR and TRM's parent company, TRM Corporation, have entered into a master agreement dated 15 September 1999 (the "Purchase Terms").

  1.2
  NCR and TRM have from time to time contracted for the supply to TRM of automated teller machines ("ATMs") on outright sale and purchase terms and NCR and TRM have agreed that such contracts of sale and purchase, and future contracts for the supply of ATMs, are or shall be made and subject to the Purchase Terms.

  1.3
  TRM requires the use of additional ATMs and wishes to acquire the same on lease or rental terms rather than by way of outright sale and purchase.

  1.4
  NCR has agreed to rent ATMs to TRM under the Agreement.

2.    SUPPLY AND USE OF PRODUCTS

  2.1
  The Products comprise ATMs which are located in various premises occupied by customers of TRM (each a "Merchant") pursuant to agreements (each a "Merchant Contract") made between TRM and the relevant Merchant. For the purpose of the Agreement, the expression "Customer's Site" shall mean, with respect to each ATM comprised in the Products, the Merchant premises ("Location") at which the relevant ATM is located.

  2.2
  It is expressly declared and agreed between NCR and TRM that the Products are supplied by NCR to TRM on and subject to the Purchase Terms (except that any provisions relating to the transfer of title in the Products shall be deemed deleted) and that such supply shall be deemed to be made under a contract arising pursuant to the Purchase Terms which is separate and distinct from the contract made between them for the letting of the Products under the Agreement. Accordingly, TRM agrees, without prejudice to any rights or remedies available to it under the Purchase Terms, that the provisions of clauses 1.2.1, 2.2.4, 2.6 and 2.8 of the Agreement shall be fully effective with respect to the letting of the Products under the Agreement regardless of any contrary or conflicting provision in the Purchase Terms and that the Agreement may be enforced against TRM by NCR accordingly.

  2.3
  If title to any of the Products shall have transferred to TRM prior to the Commencement Date, such title shall be deemed to transfer back to NCR on the Commencement Date and such Products shall be deemed supplied to TRM pursuant to the Agreement and this Supplement. TRM hereby waives any rights of ownership of such Products that, but for this clause, it may have been entitled to assert.

  2.4
  NCR acknowledges and agrees that the Products shall be located at the Locations for the purposes of and pursuant to the relevant Merchant Contract. TRM represents and warrants to NCR, as of the Commencement Date, that each ATM comprised in the Products is subject to a duly authorised and executed Merchant Contract.

  2.5
  TRM shall provide to NCR, on or prior to the Commencement Date and thereafter at the intervals set out in the table below, and in a format acceptable to NCR, the following particulars and information with respect to each ATM comprised in the Products.

Metric		Frequency
1.	ATM serial number	Monthly, by the 13th of the following month
2.	full name and address of the relevant Merchant	Monthly, by the 13th of the following month
3.	the Location address (if different from Merchant address)	Monthly, by the 13th of the following month
4.	a copy of the relevant Merchant Contract (if not previously supplied pursuant to this clause 2.4 or clause 2.7)	Monthly, by the 13th of the following month
5.	revenue received by TRM from Cash Machine Transactions during the preceding month with comparisons against previous months	Monthly, by the 13th of the following month
6.	the number of Cash Machine Transactions (as defined in the Merchant Contract) carried out during the preceding month with comparisons against previous months	Monthly, by the 13th of the following month
7.	fees paid to the relevant Merchant with comparisons against previous months	Monthly, by the 13th of the following month
8.	inventory of ATMs shipped from NCR but not yet installed	Monthly, by the 13th of the following month
9.	planned installation schedule for the following 60 days	Monthly, by the 13th of the following month
10.	Risk profile. Visibility of TRM's metrics for internally monitoring the quality of sites and their ongoing performance	Monthly, by the 13th of the following month
  2.6
  TRM shall maintain supporting records and books in respect of the particulars and information in clause 2.5 throughout the term of the Agreement. NCR or its duly authorised representative shall be entitled once in every quarter to audit the records and books of TRM upon 5 business days' notice.

  2.7
  NCR reserves the right to cancel or delay any shipment of ATMs in the event that the information received by NCR denote, in NCR's opinion, a material concern about TRM's operations under this Agreement, or in the event that the particulars or information provided by TRM is incomplete or TRM fails to co-operate with any reasonable request for information.

  2.8
  TRM shall promptly notify NCR in writing if any ATM is moved from the Location last reported pursuant to clause 2.5 and shall provide particulars of the new Location and (if applicable) the name of the Merchant and a copy of the relevant Merchant Contract.

  2.9
  TRM shall promptly notify NCR in writing of any changes to the standard terms of the Merchant Contract.

3.    SECURITY

        As security for the due performance of its obligations under the Agreement, TRM shall:

  3.1
  assign to NCR its rights in and to the Merchant Contract, such assignment to be in a form approved by NCR; and

  3.2
  procure that its parent company, TRM Corporation, and its associated company, TRM Copy Centres (U.K.) Limited, shall each execute and deliver to NCR a guarantee, in forms acceptable to NCR, of the obligations of TRM under the Agreement

Except as provided above, all of the provisions of the Agreement will remain in full force and effect.

Signed on behalf of TRM (ATM) LIMITED	Signed on behalf of NCR LIMITED
/s/ P. A. Townsley	/s/ Roger Bracken

(Signature)	(Signature)
Peter A. Townsley	Roger Bracken

(Full Name)	(Full Name)
Managing Director	VP, NCR, FSD, UK, IRELAND

18/7/02	13/8/02

(Date)	(Date)

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  Exhibit 10.15
SUPPLEMENTAL AGREEMENT